-----------------------------------------

                 FORM 4

-----------------------------------------



[ ]  CHECK BOX IF NO LONGER SUBJECT TO
     SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE
     INSTRUCTION 1(B).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


            FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

-----------------------------------------------------------------------------------------------------------------------------------
1. NAME AND ADDRESS OF REPORTING |2.   ISSUER NAME AND TICKER OR TRADING          |6. RELATIONSHIP OF REPORTING PERSON
   PERSON*                       |     SYMBOL                                     |   TO ISSUER
                                 |                                                |
   KATZMAN     CHAIM             |     EQUITY ONE, INC. ("EQY")                   |   (CHECK ALL APPLICABLE)
                                 |                                                |
                                 |                                                |   [X] DIRECTOR       [X] 10% OWNER
                                 |                                                |   [X] OFFICER        [ ] OTHER
                                 |                                                |       (GIVE TITLE        (SPECIFY
                                 |                                                |       BELOW)              BELOW)
                                 |                                                |
                                 |                                                |              CHAIRMAN OF THE BOARD,
                                 |                                                |            AND CHIEF EXECUTIVE OFFICER
---------------------------------|------------------------------------------------|-------------------------------------------------
   (LAST)    (FIRST)   (MIDDLE)  |3.   IRS OR SOCIAL      |4. STATEMENT FOR       |7.  INDIVIDUAL OR JOINT/GROUP FILING
                                 |     SECURITY NUMBER    |   MONTH/YEAR          |    (CHECK APPLICABLE LINE)
                                 |     OF REPORTING PERSON|                       |
                                 |     (VOLUNTARY)        |                       |
                                 |                        |    JUNE 2002          |
   1696 N.E. MIAMI GARDENS DRIVE |                        |                       |     [X] FORM FILED BY ONE REPORTING
                                 |                        |                       |         PERSON
-------------------------------- |                        |-----------------------|
           (STREET)              |                        |5. IF AMENDMENT,       |
                                 |                        |   DATE OF             |
NORTH MIAMI BEACH  FLORIDA 33179 |                        |   ORIGINAL            |     [ ] FORM FILED BY MORE THAN ONE
                                 |                        |   (MONTH/YEAR)        |         REPORTING PERSON
---------------------------------|                        |                       |
(CITY)             (STATE) (ZIP) |                        |                       |
                                 |                        |                       |
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF SECURITY |2. TRANSACTION  |3. TRANSACTION|   4. SECURITIES            |5. AMOUNT OF   |6. OWNERSHIP      |7.  NATURE OF
   (INSTR. 3)        |   DATE         |   CODE       |      ACQUIRED (A)          |   SECURITIES  |   FORM:          |    INDIRECT
                     |   (MONTH/DAY/  |   (INSTR. 8) |      OR DISPOSED           |   BENEFICIALLY|   DIRECT (D)     |    BENEFICIAL
                     |   YEAR)        |              |      OF (D) (INSTR.        |   OWNED AT    |   OR INDIRECT (I)|    OWNERSHIP
                     |SETTLEMENT DATE |              |      3, 4, AND 5)          |   END OF      |   (INSTR. 4)     |    (INSTR. 4)
                     |                |              |                            |   MONTH)      |                  |
                     |                |--------------|----------------------------|   (INST. 3    |                  |
                     |                | CODE  |   V  | AMOUNT   |(A) OR| PRICE    |   AND 4)      |                  |
                     |                |       |      |          | (D)  |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|-------------
Common Stock, par    |    4/2/02      |   P   |   V  |   220    |  A   |$13.29    | 21,422,742    |        (D)       |
value $.01 per       |                |       |      |          |      |          |               |                  |
share (1)            |                |       |      |          |      |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    4/2/02      |   P   |   V  |    39    |  A   |$13.29    | 21,422,742    |        (I)       |     (9)
value $.01 per       |                |       |      |          |      |          |               |                  |
share (1)            |                |       |      |          |      |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    4/25/02     |   L   |   V  |   333    |  A   |$14.11    | 21,422,742    |        (D)       |
value $.01 per       |                |       |      |          |      |          |               |                  |
share                |                |       |      |          |      |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    6/11/02     |   A   |   V  |  103,500 |  A   |          | 21,422,742    |        (D)       |
value $.01 per       |                |       |      |          |      |          |               |                  |
share (2)            |                |       |      |          |      |          |               |                  |
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              Page 1

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    6/28/02     |   P   |   V  |   71,794 |  A   |$13.32    | 21,422,742    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (3)            |                |       |      |          |      |          |               |                  |     (10)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    6/28/02     |   P   |   V  |   23,102 |  A   |$13.32    | 21,422,742    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (4)            |                |       |      |          |      |          |               |                  |     (11)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    6/28/02     |   P   |   V  |   92,927 |  A   |$13.32    | 21,422,742    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (5)            |                |       |      |          |      |          |               |                  |     (12)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    6/28/02     |   P   |   V  |  107,061 |  A   |$13.32    | 21,422,742    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (6)            |                |       |      |          |      |          |               |                  |     (13)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    6/28/02     |   P   |   V  |  114,147 |  A   |$13.32    | 21,422,742    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (7)            |                |       |      |          |      |          |               |                  |     (14)
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    7/2/02      |   P   |   V  |    214   |  A   |$13.90    | 21,422,742    |        (D)       |
value $.01 per       |                |       |      |          |      |          |               |                  |
share (8)            |                |       |      |          |      |          |               |                  |
---------------------|----------------|--------------|----------------------------|---------------|------------------|--------------
Common Stock, par    |    7/2/02      |   P   |   V  |     39   |  A   |$13.90    | 21,422,742    |        (I)       |
value $.01 per       |                |       |      |          |      |          |               |                  |
share (8)            |                |       |      |          |      |          |               |                  |     (9)
-----------------------------------------------------------------------------------------------------------------------------------


*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                               (OVER)

Explanation of Responses:

(1)  Represents shares purchased on the open market as participation in a Dividend Reinvestment Plan in connection with the
     Company's first quarter dividend.

(2)  Represents shares issued to Mr. Katzman pursuant to the 2000 Executive Incentive Compensation Plan. The Restricted Stock shall vest in five equal installments on January 1, 2003, 2004, 2005 and 2006 and December 31, 2006.

(3)  Represents shares purchased through the Company's Dividend Reinvestment Plan in connection with the Company's first quarter dividend.

(4)  Represents shares purchased through the Company's Dividend Reinvestment Plan in connection with the Company's first quarter dividend.

(5)  Represents shares purchased through the Company's Dividend Reinvestment Plan in connection with the Company's first quarter dividend.

(6)  Represents shares purchased through the Company's Dividend Reinvestment Plan in connection with the Company's first quarter dividend.

(7)  Represents shares purchased through the Company's Dividend Reinvestment Plan in connection with the Company's first quarter dividend.

(8)  Represents shares purchased on the open market as participation in a Dividend Reinvestment Plan in connection with the
     Company's second quarter dividend.

(9)  Represents shares held by Chaim Katzman as custodian for his daughters

(10) Represents shares held of record by Gazit (95) Inc. ("Gazit 95"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Gazit 95 is a wholly-owned subsidiary of Gazit-Globe (1982), Ltd. ("Gazit-Globe"). Mr. Katzman is the President of Gazit 95.

(11) Represents shares held of record by Gazit-Globe, which is a member of a "group" with Mr. Katzman for purposes of Section 13(d)
     of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Katzman is the chairman of the board and Chief
     Executive Officer of Gazit-Globe.

(12) Represents shares held of record by M.G.N. (USA), Inc. ("M.G.N."), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). M.G.N. is the wholly owned subsidiary of Gazit-Globe. Mr. Katzman is the President of M.G.N.

(13) Represents shares of record held by Ficus Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of
     Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Ficus is a wholly-owned subsidiary of
     First Capital Realty Inc. ("First Capital"), a Canadian Corporation and indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital.

(14) Represents shares of record held by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver
     Maple and Chairman of the Board of First Capital.

(15) Gazit (1995), Inc. is the wholly-owned subsidiary of Gazit-Globe (1982) Ltd.

(16) Does not include shares owned by M.G.N. (USA), Inc., Gazit (1995),Inc., Ficus, Inc. or Silver Maple (2001), Inc.

(17) M.G.N. (USA), Inc. is the wholly-owned subsidiary of Gazit-Globe (1982) Ltd.

(18) Ficus, Inc. is a wholly-owned subsidiary of First Capital Realty, Inc., a Canadian Corporation and is indirectly controlled by
     Gazit-Globe, (1982) Ltd. (19) Silver Maple (2001), Inc. is a wholly-owned subsidiary of First Capital Realty, Inc., a Canadian
     Corporation and is indirectly controlled by Gazit-Globe, (1982) Ltd.


                                                                       /s/ CHAIM KATZMAN                     JULY 15, 2002
                                                                    ---------------------------------   --------------------------
                                                                     **Signature of Reporting Person              Date
                                                                              Chaim Katzman


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.

                                     Page 2

NAME:                           GAZIT (1995), INC., A NEVADA CORPORATION (15)

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   3,612,405 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT
REQUIRING STATEMENT:            JULY 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                    CHAIM KATZMAN
                                    PRESIDENT

NAME: GAZIT-GLOBE (1982), LTD., AN ISRAELI CORPORATION (FORMERLY GLOBE REIT LTD.) (16)

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   1,155,465 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT
REQUIRING STATEMENT:            JULY 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                    CHAIM KATZMAN
                                    PRESIDENT

NAME:                           M.G.N. (USA), INC., A NEVADA CORPORATION (17)

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   4,675,719 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT
REQUIRING STATEMENT:            JULY 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                     CHAIM KATZMAN
                                     PRESIDENT

NAME:                           FICUS, INC. A MARYLAND CORPORATION (18)

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   5,386,856 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT
REQUIRING STATEMENT:            JULY 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                    CHAIM KATZMAN
                                    PRESIDENT

NAME:                         SILVER MAPLE (2001), INC.,
                              A NEVADA CORPORATION(19)

ADDRESS:                      C/O EQUITY ONE, INC.
                              1696 N.E. MIAMI GARDENS DRIVE
                              NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                 5,743,430 SHARES DIRECTLY OWNED

DESIGNATED FILER:             CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:     EQUITY ONE, INC. ("EQY")

DATE OF EVENT
REQUIRING STATEMENT:          JULY 15, 2002

SIGNATURE:                    BY: /s/ CHAIM KATZMAN
                                  -------------------------------
                                  CHAIM KATZMAN
                                  PRESIDENT